Exhibit 10.3

February 13, 2026
Pankaj Sharma
c/o Remitly Global, Inc.
401 Union Street, Suite 1000
Seattle,    WA 98101

RE: Compensation
Dear Pankaj:
    We are very grateful for your long and dedicated service to Remitly Global, Inc. (“Remitly”). You are a valued member of our management team and we have benefited tremendously from your expertise over the years. As part of Remitly’s ongoing evaluation of its leadership’s compensation, Remitly would like to offer you a long-term cash incentive arrangement (the “Incentive Arrangement”) in an aggregate amount of $2,000,000, to be paid to you subject to the terms and conditions set forth in this letter.
    The Incentive Arrangement will vest and be paid to you in two equal installments. The first installment of $1,000,000 will be paid to you no later than February 28, 2026, and the second installment of $1,000,000 will be paid to you if you remain employed by Remitly through and including the one-year anniversary of the first installment payment date. Each applicable installment of the Incentive Arrangement will be paid to you through Remitly’s normal payroll process, and subject to all applicable tax withholding and deductions. If your employment with Remitly terminates for any reason (other than a termination by Remitly without Cause (as defined in your Change in Control and Severance Agreement) and other than in the case of your death or disability) within one year after the payment of either the first or second installment, as applicable, you acknowledge and agree to voluntarily repay to Remitly such installment, in each case net of any taxes you have paid or are required to pay in respect thereof, no later than the date of your termination of employment.
This letter will be governed and construed in accordance with the laws of the State of Washington, without regard to principles of conflicts of law of any jurisdiction. We look forward to continuing our mutually rewarding relationship and your continued contributions to Remitly’s business. Thank you.

Sincerely,

By: /s/ Matthew Oppenheimer
Matthew Oppenheimer
Chief Executive Officer

Acknowledged and Agreed:

/s/ Pankaj Sharma
Pankaj Sharma
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